Exhibit 10.1

No.: CG2021-101693-151-01

WIND TURBINE COMPONENTS

FRAMEWORK PROCUREMENT CONTRACT

Party A (purchaser): Mingyang Smart Energy Group Co., Ltd

Party B: Guangzhou Leizig Electro-Mechanical Co., Ltd

Signed on: July 2021

Signed at: Zhongshan, Guangdong

CATALOGUE

1.	Definition	1
2.	Contract Subject Matter and Unit Price	2
3.	Contract and Order Execution	4
4.	Consignment Inventory Management	5
5.	Supplier Quality System Management	5
6.	Contract Payment Method and Conditions	8
7.	Packaging and Marking	9
8.	Transportation and Delivery	10
9.	Technical Data Provision	11
10.	After Sales Service	12
11.	Quality Requirements	15
12.	Inspection and Quality Problem Handling	18
13.	Breach of Contract and Compensation	23
14.	Contract Change, Effectiveness, and Miscellaneous	25
15.	Rescission and Termination of Contract	26
16.	Force Majeure	26
17.	Dispute Resolution	27
18.	Annex 1 Product Price List	27
19.	Annex 2 Product Breakdown Quotation	27
20.	Annex 3 Random Spare List	27
21.	Annex 4 Quality Agreement	27

In accordance with the provisions of the Civil Code of the People’s Republic of China and other relevant laws, Party A and Party B signed this contract after full consultation, and both parties agree to abide by following terms. Both parties confirm that if any subsidiary, branch, or entity (hereinafter referred to as an affiliated enterprise) controlled by Party A issues an order to Party B based on Party A’s instructions, it shall be deemed as authorized by Party A, and the order shall automatically apply to all terms and attachments of this framework contract.

1.	Definition

1.1	“Contract” refers to the terms and attachments of this framework contract, as well as the contract documents signed by both parties in a timely manner to supplement and amend this framework contract.

1.2	“Purchase Order” refers to a purchase demand order issued by Party A/affiliated enterprise to Party B regarding specific project requirements such as product model, quantity, technical agreement, drawing number, delivery time, address etc. for delivery.

1.3	“Arrival/stock up notification requirement” refers to the requirement that Party A updates and sends to Party B based on the project delivery plan. The required time and quantity of component arrival are updated in a timely manner and communicated to Party B, and the quantity is not cumulative. If Party B is unable to deliver and provide services on time, Party B shall notify Party A in writing of the reasons for the inability to deliver on time and the delay time within 24 hours after receiving written notice from Party A;

1.4	Inventory A: Party B’s inventory, the finished products stored in Party B’s warehouse after production completion;

1.5	Inventory B: The inventory of Party B is stored in the warehouse of Party A, and the physical items are kept by Party A on behalf of Party A. The ownership and risk of the goods are borne by Party B. Party A is responsible for the storage of the goods during this period, and Party B can arrange personnel to participate in the inventory at the warehouse of Party A at the end of each month;

1.6	Inventory C: Party A’s inventory, ownership and risk of the goods shall be borne by Party A. After Party A’s production and requisition, settlement shall be made with Party B. Party B may arrange personnel to participate in the inventory at Party A’s warehouse at the end of each month and verify the actual requisition situation.

1.7	“Random spare parts “ refer to the spare parts that Party B regularly delivers to Party A in accordance with the contract requirements to ensure the normal performance of the contract. The price of these spare parts is already included in the total contract/order price, and Party A does not need to pay separately.

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1.8	“Delivery Address” refers to the mailing address and email address confirmed by both parties on the signature page of this contract. Either party shall notify the other party in writing of any change in the delivery address, otherwise the consequences caused by the change in delivery address shall be borne by the party changing the delivery address.

1.9	“Quality Assurance Period”, abbreviated as the warranty period, refers to the period from the delivery of Party B’s products to the location of Party B’s equipment in the wind turbine unit Within 60 months from the date of passing the pre acceptance by the owner of Party A, if there are special requirements from the owner due to product failures of Party B, the calculation shall be based on the owner’s requirements.

1.10	“Final Acceptance “refers to the final acceptance certificate signed by both parties in quadruplicate after the end of the product quality assurance period, and the operation of the products supplied by Party B meets the requirements of this contract and its attachments.

1.11	“Product Design Life Cycle” refers to a 20-year design life cycle for onshore products and a 20- year design life cycle for offshore project products 25 years.

1.12	“Day”: Unless otherwise specified, refers to the calendar day. If the time is calculated on a daily basis in the contract, the starting day is not counted, and the calculation starts from the next day. If the last day of the period specified in the contract is a Sunday or other statutory holiday, the day following the holiday shall be the last day of the period.

1.13	Month: Calculated according to the Gregorian calendar month. If the time is calculated on a monthly basis in the contract, it will not be included on the starting day and will be calculated from the next day. If the last day of the period specified in the contract is a Sunday or other statutory holiday, the day following the holiday shall be the last day of the period.

2.	Contract subject matter and unit price

2.1	Party A intends to purchase product names and unit prices from Party B:

Model	Product Name	Specification and Model	Arrival Location	Unit Price Including Tax

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2.2	The unit price in Article 2.1 includes the contract product price, technical data fees, technical and after-sales service fees, third-party testing fees required for components (such as high-strength bolts, etc.), certification fees for components (such as gearboxes, generators, etc.), on-site installation fees (if on-site installation is required), packaging fees, transportation fees (regardless of region) Transportation insurance premium and all taxes and fees related to this contract (including but not limited to customs duties on imported equipment, 13% value-added tax), as well as all costs for random spare parts (random spare parts list), spare parts used during the warranty period, and supporting software or other auxiliary electronic applications.

2.3	Party B guarantees that it has legal ownership of its products before delivery, and guarantees that Party A will not be accused of infringing its ownership and intellectual property rights by any third party when using the products or any part of the products provided by Party B. If the legal liability to third parties is borne by Party B due to product rights defects, and any losses caused to Party A as a result, Party B shall provide full compensation.

2.4	In order to ensure the safety and normal operation of the product, Party B shall provide all equipment, special tools, spare parts, consumables, etc. according to the scope, specifications, and quantity specified in the technical agreement, and shall provide Party A with technical documents, designs, services, etc. of all equipment for the execution of the contract.

2.5	If any omissions or shortages are found during the execution of the contract, which are not included in the contract list but are indeed within the scope of supply of Party B, and are necessary to meet the performance guarantee requirements of the product under this contract, Party B shall be responsible for providing the missing equipment and technical services free of charge within the period specified by Party A.

2.6	Party B shall supplement and deliver the corresponding spare parts, special tools, and consumables according to the deadline specified by Party A or before the last product delivery according to the agreement and order. If Party B fails to deliver random spare parts in accordance with the purchase contract or order requirements signed by both parties, Party A has the right to deduct the corresponding spare parts payment from the due payment according to the agreed unit price in Annex 3 of this contract before settlement. At the same time, Party B shall pay Party A any additional expenses incurred as a result. During the design life of the product, Party B shall continue to ensure the provision of spare parts (or alternative or upgraded models) to Party A, and the supply price shall not exceed the price agreed in Annex III.

2.7	Party B shall provide a quotation for the components of the product in the contract, as shown in Annex 2 of this contract, the corresponding specifications of the product (Article 2.1) The quotation for specific components within the model shall not exceed the unit price specified in Article 2.1 of this contract.

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3.	Execution of contracts and orders

3.1	Both parties agree to fully apply the principles stipulated in the terms of this framework contract to all previous framework contracts and order execution issues. Including but not limited to:

3.1.1 The product price shall be settled and paid according to the unit price of the purchased products as stipulated in Article 14.8 of this framework procurement contract and Annex 1 Product Price List;

3.1.2 For orders that have already been delivered, other rights and obligations of both parties shall still be executed according to the annual contract agreement pointed to by the order (Except as stipulated in Article 3.1.1);

3.1.3 For orders that have not been delivered, it is changed to be executed according to this framework purchase contract, including but not limited to the unit price settlement and payment of purchased products, Price system, quality requirements, liability for breach of contract, termination of rights and obligations, dispute resolution and other cooperation conditions.

3.2	For the products that have not been delivered by Party B, Party A has the right to notify Party B in writing 2 weeks in advance to terminate the contract in whole or in part and stop supply. Party A shall specify the extent of contract termination and the effective date of termination in the written notice. For the products that Party B has completed and can complete the shipment within 30 days after receiving the termination notice, Party A has the right to choose to accept them at the price of the new framework contract or this contract (whichever is lower) signed by both parties. For the remaining contract equipment, Party A can only accept part of the contract equipment at the price agreed by both parties or cancel the purchase of the remaining Surplus product. After the signing of this contract, the estimated execution quantity, proposed projects, delivery time, and delivery location shall be based on the order issued by Party A. Party B shall arrange production according to the orders issued by Party A.

3.3	Party A shall notify Party B of the delivery time and designated location in the form of an arrival/stocking notification request (email or other forms, the same below). Party B shall At least 7 days prior to the official supply, Party B shall submit the production progress and delivery plan to Party A by email, indicating the contract number or order number, component name, delivery quantity, necessary transportation packaging, relevant information, and other necessary matters. Party B shall ship in sets according to Party A’s requirements. Within 3 days after receiving the email from Party B, Party A has the right to notify Party B to change the delivery time and location, and Party B shall deliver the goods according to the time and location changed by Party A.

3.4	Party B shall arrange production according to the order and deliver the goods according to the arrival/stocking notification requirements. Party A shall receive the goods according to the order and arrival/stocking notification requirements.

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4.	Consignment Inventory Management

4.1	Consignment inventory refers to the storage of goods (raw materials, semi-finished products, etc.) by Party B in Party A’s inventory. Before the goods are used by Party A, ownership of the goods belongs to Party B. Party A only starts normal settlement after using the goods.

4.1.1 Inventory A: Party A shall notify Party B of the monthly demand plan for the next three months through stock notification. Party B shall ship according to Party A’s notification and shall not unilaterally advance the shipment. If Party B fails to receive Party A’s delivery notice three months after the completion of the finished products, Party B may arrange the shipment on i5ts own, and Party A shall unconditionally arrange for the receipt of the goods.

4.1.2 Inventory B: After the material is converted to B inventory, it can be delivered to the location where Party A is located for custody by Party A. However, the ownership of the material still belongs to Party B. Party A can arrange to pick up materials from B inventory according to the production plan, and then B inventory can be converted to C inventory, If the materials have not been received by Party A after being transferred to inventory B for two months, Party B has the right to apply to transfer the goods to inventory C.

4.1.3 C. Inventory: Party A’s inventory, which can be confirmed for the quantity of materials used after Party A’s materials are assembled online and the complete machine/blade production is completed and inspected to be qualified. The manufacturing department of Party A arranges for the warehousing and requisition of Party A’s warehouse based on the confirmed usage quantity between Party A’s procurement department and Party B. Party B issues corresponding invoices based on the quantity verified by both parties and the purchase contract price for settlement.

4.2	Inventory and storage:

4.2.1 Inventory: The manufacturing department of Party A is responsible for receiving goods, properly keeping materials, monthly inventory management, and providing feedback on the monthly inventory results to the procurement department of Party A. Party B can send personnel to participate in the inventory work on a monthly basis for B and C inventory, and supervise the actual inventory.

4.2.2 Storage: The procurement department of Party A will develop subsequent stock preparation and arrival plans based on the inventory results.

5.	Supplier Quality System Management

5.1	When Party A identifies the quality risks in the supplier’s quality system, Process capability and physical products, it has the right to propose quality management system audit requirements. Party B must prepare in advance and respond positively, mobilize Party B’s internal resources to give full cooperation, and ensure the smooth implementation of the audit.

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5.2	In order to ensure the stability of component quality, Party A has the right to arrange regular and daily system reviews, and Party B must fully cooperate and actively cooperate to jointly improve the quality of component products. In response to the quality improvement requirements and opinions proposed by Party A’s system audit, Party B shall make improvements and respond according to Party A’s requirements.

5.3	In order to ensure product quality, Party A has the right to include Party B’s important secondary suppliers in Party A’s supplier management system. If necessary, Party A has the right to carry out corresponding supervision, process audit and other management activities on Party B’s important secondary suppliers in accordance with Party A’s supplier management system. Party B shall strictly supply goods according to the second tier supplier agreed upon by both parties. If it exceeds the scope of the second tier supplier, Party B must apply to Party A in advance and confirm with Party A before proceeding with the supply.

5.4	Party A has the right to dispatch (or entrust a third party) supervision personnel to supervise the entire production process or any process of Party B at any time according to actual needs. The supervision/inspection personnel of Party A have the right to conduct product and production process inspections in Party B’s factory. Party B shall ensure a safe working environment and necessary assistance, and inform Party A of potential hazards.

5.5	Party B shall notify Party A at least one week in advance of the accurate production time of the products to be supervised, and Party A’s supervision personnel shall arrive at the proposed supervision site before the official production of materials; After the supervision personnel of Party A arrive at the site, Party B shall provide necessary resources and support, such as technical specifications, operation documents, process parameters, and testing equipment of the products to be supervised.

5.6	The implementation of supervision activities by Party A is an internal management requirement of Party A, and Party A’s rights are agreed upon by both parties. The exercise of such rights by Party A and the process of exercising such rights shall not be a reason for exemption or mitigation of product quality issues by Party B. As the supplier of products to Party A, Party B shall have a complete quality management system and strictly follow the agreed requirements for all production environments in the factory Responsible for the inspection and testing of the final product, and responsible for the quality of the final product. The products provided by Party B must provide corresponding testing and inspection reports in accordance with technical specifications or product acceptance standards, as an integral part of the quality certification documents at the time of delivery.

5.7	The premise of supervision is that Party B conducts self-inspection and confirms the qualification and provides the following documents:

1. Confirm the specifications, models, and process parameters of key process equipment;

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2. Incoming inspection and test confirmation of important components and materials of Party B;

3. The material specifications and composition inspection/test confirmation of Party B before feeding;

4. Confirmation of the process and feeding inspection records of the internal production process of Party B;

5. Party B shall conduct pre factory inspection and test confirmation;

6. Confirmation of the qualifications of Party B’s personnel on duty;

7. Other projects deemed necessary by the supervision personnel of Party A;

8. The supervision of secondary suppliers can be carried out in accordance with all the above terms.

5.8	The supervision personnel of Party A must unconditionally rectify various problems discovered during the supervision process within a specified period of time, and promptly respond to Party A with improvement measures and implementation status, so that Party A can verify the effectiveness of Party B’s improvement in a timely manner. Regardless of whether the supervision personnel of Party A participate in equipment inspection, raise issues, or sign relevant documents such as supervision and inspection reports, it shall not be deemed as Party A’s recognition of the quality of Party B’s products to any extent, nor shall it be deemed that Party B has completed the product delivery inspection procedures. Party B shall still complete the delivery in accordance with this contract and provide after-sales services to Party A in accordance with Article 9 of this contract, as well as in accordance with Article 11 of this contract The provisions of Article 12 assume product quality responsibility.

5.9	Without the written consent or authorization of Party A, Party B shall not deliver unqualified products to Party A without authorization, as determined by Party A’s supervision personnel. If Party B needs to scrap products judged as unqualified by Party A’s supervision personnel, Party A shall confirm the scrapping process.

5.10	All problems discovered during the quality system audit or supervision process shall be rectified by Party B within the specified time limit as required by Party A, in order to improve the internal quality management system capability.

5.11	If the rectification is not completed as required, Party A has the right to initiate rectification, rectification, etc. against Party B in accordance with the relevant supplier management system. Party B shall unconditionally accept and formulate effective measures to implement, improve product quality and after-sales service levels.

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6.	Contract payment method and conditions

6.1	After the monthly end, for the materials in Warehouse C, the purchaser shall verify with Party B based on the consignment material requisition list provided by the warehouse management personnel. After both parties confirm that there are no errors, Party B shall issue a value-added tax special invoice based on this list.

6.2	Party A shall verify the material requisition list with Party B before the 5th day of each month, and notify Party B to issue the original value-added tax special invoice (including invoice copy and deduction copy) for the corresponding amount of goods in the requisition list. Party B shall issue invoices in accordance with the notice of Party A and send them to Party A before the 10th day of each month. The signing date shall be based on the receipt date of the invoice signing form. Party A will sign the invoices received before the 20th of each month and complete the billing for that month. If Party B fails to issue an invoice according to Party A’s relevant requirements, Party A has the right to refund the invoice. If Party B fails to issue an invoice or if the invoice does not meet the requirements, Party A has the right to refuse to pay for the goods.

Unified recipient of Party A’s invoice: Huang Rundi

Contact information:

Address: Mingyang Industrial Park, No. 22 Torch Road, Torch Development Zone, Zhongshan City, Guangdong Province

6.3	Settlement period and method: Party B shall sign a purchase order with Party A, and issue corresponding invoices to Party A according to Party A’s requirements after supply, Party A shall record in the financial system, and the invoices recorded in the current month shall be settled on the 28th of that month as the starting date of the accounting period. The settlement period and method shall be in accordance with the third method as follows: ① Three months after the settlement period expires, Party A and Party B shall settle 75% of the contract/purchase order amount; After 240 days of pre acceptance or settlement of the account period for the installation of the wind turbine units supplied by Party B. After 12 months, Party A and Party B shall settle 20% of the contract/purchase order amount, and the payment receipt shall be a 6-month commercial acceptance; ② After the settlement account expires six months, Party A and Party B shall settle 95% of the contract/purchase order amount, and the payment invoice shall be a 6-month commercial acceptance; ③ Other: 95% payment within 3 months, 5% warranty deposit, and a warranty period of 5 years. The payment method is 6-month bank acceptance. Payment will be made based on project delivery and service progress, including delivery payment, acceptance payment, and quality assurance deposit. The payment method is 6-month bank acceptance, 6-month commercial acceptance, or a letter of credit with a duration of 180 days or more.

6.4	Warranty deposit: The warranty deposit is 5% of the purchase order amount, which shall be collected by Party B upon issuance of an invoice and expiration of the product warranty period Within 30 days after obtaining the final quality acceptance certificate issued by Party A (jointly issued by Party A’s quality and operation departments), Party A shall make payment to Party B.

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6.5	Payment standard: After the settlement account expires, Party A shall make payment for the goods, and pay the due payment after deducting the warranty deposit. Before each payment by Party A, Party B shall submit a receipt for the same amount and a statement of account for the month of payment.

6.6	If both Party A and Party B choose to pay by acceptance bill, and the bank does not return the information provided by Party A within 7 working days from the date of receiving it, it shall be deemed that Party A has completed the payment; If the bank fails to issue the acceptance bill, Party A shall provide other solutions for equal payment, and Party A shall not be liable for breach of contract for overdue payment during this period.

6.7	If there are any changes to the specific invoicing information of Party A, Party A shall promptly notify Party B in writing.

7.	Packaging and Marking

7.1	All products provided by Party B shall be packaged according to the standard packaging quantity and necessary protective measures. The packaging should be suitable for long-distance transportation, moisture-proof, sun proof, shockproof, corrosion-proof, rust proof, and rough handling, to ensure that the products are safely and undamaged transported to the factory or designated location of Party A. Any losses and legal liabilities caused by product rust, damage, and loss due to improper packaging or protective measures shall be borne by Party B. The packaging specifications designed by Party B shall be submitted to the quality department of Party A for review and filing. For imported and exported products, they must meet the packaging and labeling requirements of relevant countries or regions.

7.2	For the loose components inside the box or bundle, Party B shall indicate the contract number, main equipment name, product model logo, component name, as well as the tag number and part number of the component on the assembly drawing on the label. For spare parts and tools, in addition to indicating the above content, it is also necessary to indicate the words “spare parts” or “tools”.

7.3	Party B shall provide a storage period for the packaging and handle any issues that may arise with Party B’s products during the storage period. Party B shall provide the technical documents required for equipment transportation to Party A before transportation.

7.4	For the products delivered by Party B, if Party A’s inventory time exceeds the product inventory deadline, Party B shall provide free quality maintenance services required for product inventory.

7.5	Individual components should be marked with clear, permanent, and traceable identification, which should include at least supplier information, product model information, production date information, etc.

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8.	Transportation and Delivery

8.1	The goods shipped by Party B shall not exceed the quantity specified in the order. Otherwise, Party B shall bear the risk of damage, scrapping, or loss for the excess quantity or weight of goods on its own, and shall pay additional fees to Party A (including but not limited to storage fees, loading and unloading fees, shipping fees, etc.). If any losses are caused to Party A as a result, Party B shall compensate Party A truthfully.

8.2	Party B shall notify Party A by email or fax on the day of shipment of the contract number, order number, goods name, quantity, gross weight, total volume (cubic meter), invoice amount, name of transportation vehicle, and departure date after the goods are shipped.

8.3	Transportation and insurance: Party B shall be responsible for transportation, and the shipping and insurance costs shall be borne by Party B.

8.4	Delivery location: Party B shall deliver the products to the production base or wind farm designated by Party A in accordance with Party A’s written requirements. The production bases of Party A include but are not limited to: Zhongshan, Tianjin, Inner Mongolia, Xinjiang, Yunnan, Rudong, Jilin, Ximeng, Yangjiang, Xinyang, Shanwei, etc.

8.5	Party B must submit the following random materials when delivering the goods, otherwise Party A has the right to refuse to receive the goods, causing any losses to Party A, Party B shall compensate in full. If delayed delivery is caused, Party B shall also bear the liability for breach of contract for delayed delivery in accordance with Article 12.1 of this contract.

1. Delivery list: It should specify the contract and order number, material number, installation and maintenance manual, specifications, delivery quantity, delivery location, and manufacturer.

2. Test report and product qualification certificate.

3. Random spare parts, special tools, and consumables: Please refer to Annex 3 of this contract for the details of random spare parts.

4. Product usage and storage instructions.

5. Other materials required by the technical agreement.

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9.	Technical data provision

9.1	When delivering the products to the location designated by Party A (including direct delivery to the wind farm), Party B shall provide the following (including but not limited to) technical materials with the products. If the owner has any other agreement on the submission of technical materials, Party A shall notify Party B separately, and Party B shall follow Party A’s notice.

1. The “Delivery Inspection Report” completed by Party B on its own

2. Product performance (or type) testing report

3. Certificate of Origin

4. Product Qualification Certificate

5. Raw materials, process inspection reports, and various analysis reports

6. Product maintenance, debugging manuals or necessary technical drawings and specifications (provided annually and promptly updated)

7. Machined parts require drawings to be provided

9.2	The technical information required for the product should include at least one paper version and one electronic version (Word and PDF versions), and for the drawings designed by Party B, it must be effectively confirmed by Party A. Both parties confirm that the drawing design is professional, and effective confirmation from Party A cannot exempt or alleviate Party B’s responsibility for design defects during the design process.

9.3	If there is a shortage, loss, or damage to technical data during transportation, Party B shall, upon receipt of Party A’s notice, follow Party A’s instructions to make up for lost or damaged parts without charging additional fee. Party B shall also bear other risks arising from the shortage, loss, or damage of technical data during transportation, including losses or additional expenses incurred by Party A due to the forced delay of the project due to the lack of technical data. If any shortage, loss or damage occurs due to the reasons of Party A, Party B shall provide Party A with additional information on the missing, lost or damaged parts within 3 days after receiving Party A’s notice, and the cost shall be borne by Party A. When there are changes to the technical documents, Party B shall promptly provide Party A with the latest version of the technical documents, including both paper and electronic versions, free of charge.

9.4	If Party B fails to deliver the corresponding technical materials within the agreed time, it shall be deemed that Party B has delayed delivery and shall be liable for breach of contract in accordance with Article 12 of this contract for delayed delivery penalty.

9.5	During the lifespan of the wind turbine generator unit, Party B shall ensure the ability to provide the necessary spare parts. If the production of relevant spare parts is terminated, Party B shall notify Party A in sufficient time in advance so that Party A can purchase the required spare parts. For machined parts, corresponding drawings must be provided free of charge.

9.6	The technical materials delivered by Party B shall be complete, clear, and correct, and shall meet the requirements of contract project design, installation, commissioning, trial operation, performance testing, maintenance, and acceptance.

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10.	After sales service

10.1	Training and technical support

In order to ensure the normal installation and operation of the equipment, Party B has the obligation to provide corresponding technical training, and provide corresponding training plans and course lists. The training content, time, and location arrangement should meet the needs of Party A’s production, installation, and debugging progress.

During the installation and debugging period of the components provided by Party B, Party B shall send personnel to the site for free to guide the installation and debugging. For the installation, debugging, and any abnormalities reported by Party A, Party B shall provide services and technical support in accordance with Party A’s requirements.

10.2	Spare parts reserve

Party B shall ensure that there is a safety stock of spare parts required for the implementation of after-sales service (requiring Party B to have a corresponding after-sales service network), and Party B shall provide a safety stock reserve to Party A according to the list of spare parts and consumables provided by Party A.

All defects discovered during the quality assurance period shall be notified by Party A to Party B as soon as possible, and Party B shall have the ability to provide spare parts and consumables in a timely manner. During the warranty period, if Party B’s products fail and Party A’s inventory of spare parts is insufficient, Party B shall ensure that general spare parts arrive at the maintenance site or production base within 3 days after receiving feedback from Party A, and other spare parts (such as blades, gearbox, etc.). Large spare parts such as motors and spindle bearings must arrive within 7 days at the latest. During the warranty period, Party B must provide spare parts and consumables. Within 7 days after use, the product shall be replenished in sufficient quantities. For revised or discontinued spare parts, Party B shall ensure that the revised or discontinued spare parts are available. Fully provide within the warranty period; If Party B plans to stop production of spare parts and consumables, Party B shall provide a letter 30 days in advance. Provide feedback to Party A in the form of parts, and Party A shall provide feedback on whether to reserve or purchase in advance within 7 days.

If Party B is unable to provide the corresponding spare parts and consumables according to Party A’s requirements, Party A has the right to purchase the corresponding spare parts and consumables on its own, and the associated costs incurred shall be compensated by Party B to Party A.

Party B guarantees that the spare parts provided to Party A are brand new, meet the performance and quality requirements necessary for the normal operation of the wind turbine generator unit, and will not cause any faults or defects. If necessary, Party B needs to confirm the quality compliance and reliability of the spare parts provided to Party A.

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10.3	Quick response and handling of quality issues

1.	Party B shall designate a dedicated person as the corresponding contact person for the quality issues of Party A (contact person: Huang Minyu; phone number: 13078463082; email: folk_huang@leizig.com ）. If the above contact person is changed, Party B shall promptly notify Party A in writing, otherwise any losses caused shall be borne by Party B.
2.	For the quality issues reported by Party A to Party B, Party B provides a 7 * 24 hour service guarantee, ensuring that the response content within 8 hours from receiving Party A’s notice includes but is not limited to: risk assessment, risk scope locking, and emergency response measures If Party A determines that Party B needs to be present within 24 hours for handling, Party B shall dispatch service personnel to the site within 24 hours and propose feasible solutions.
3.	Party B shall arrive at the maintenance site within 2 days after receiving feedback from Party A. If Party B is unable to send personnel to the site in a timely manner, it shall report to Party A in a timely manner and agree on other effective and fast solutions.
4.	Party B shall ensure that it has a safe inventory of spare parts and corresponding after-sales service network required for the implementation of after-sales service. Within 3 months after the delivery of the corresponding purchase order, Party B shall have a certain proportion of spare parts or spare parts stored in the warehouse designated by Party A. If there are any modifications or upgrades to the spare parts involved, Party B shall ensure that the corresponding spare parts can be provided during the warranty period of the spare parts before the modification.
5.	For the quality issues reported by Party A to Party B, Party B shall dispatch qualified and capable professional technical personnel to the site to handle.
6.	Party B shall dispatch personnel to Party A’s site for construction, and shall prepare “three measures and two plans” (i.e. organizational measures, technical measures, safety measures, construction plans, and emergency plans), and submit them to Party A and Party A’s owner for review.
7.	Party B shall strictly organize construction in accordance with the on-site construction specifications of Party A to ensure the quality of the project.
8.	Party B guarantees that it shall not change the existing performance and technical indicators of the supplied products without the written consent of Party A.
9.	Party B shall ensure the personal safety of the service engineer on site, and provide safety equipment, maintenance tools, and transportation (excluding maritime transportation), while ensuring that the dispatched personnel meet the corresponding qualification requirements (including but not limited to high-altitude operation certificate, electrician certificate, seafarer’s five certificates, etc., and require them to purchase insurance that meets the corresponding requirements of the owner).
10.	During the working period, Party B shall accept necessary supervision and inspection from Party A. The inspection and supervision of Party A shall not exempt Party B from its responsibilities.
11.	Party A has the right to request Party B to provide relevant technical information and necessary technical guidance.
12.	Party A has the right to request Party B to rectify any problems that may arise during the maintenance process.
13.	Product recall system: during the warranty period, if Party B’s products have batch problems, that is, the number of problems in the same project and the same product caused by the same or similar reasons determined by Party A that lead to component function failure, is 10% or When there are 3 or more units (whichever is lower), Party B shall conduct a comprehensive inspection of all orders related to the framework contract for similar products. If the same hidden danger is found, Party B shall be responsible for repairing or replacing all products with hidden dangers until the defect and hidden danger are completely eliminated. All direct and indirect losses caused thereby shall be borne by Party B.

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14.	The on-site service of Party B must be completed by signing a service order (which should include: fault description/service background, service start time, name/number of the standard/solution document, processing process, service end time, signature of Party B’s service personnel, and confirmation signature of Party A’s personnel), and confirmed in writing by both Party A and Party B. If the confirmation is not signed by both parties’ personnel, it is deemed that Party B’s service has not been completed, The losses caused shall be borne by Party B. The service form is in duplicate, with Party A and Party B each holding one copy.
15.	Party B shall issue a repair and handling report within 5 working days after the end of the service, which shall include but not limited to the following items: accident description, cause analysis, handling process, and preventive measures. If the repair and handling report is not provided on time, it shall be deemed that Party B acknowledges the addition of a breach clause.

10.4	Loss claims and paid services

1. For all faults that occur on site, both parties shall handle them based on the principle of first resuming operation and then pursuing quality responsibility. Party B shall, in accordance with the requirements of 10.3 of this contract, take better and faster resolution of on-site faults as the starting point of work, provide corresponding technical support and after-sales service to meet the requirements of Party A’s owners, and minimize the impact of quality problems on Party A’s owners as much as possible. To avoid the expansion of losses due to the impact of coming. If Party B fails to handle the fault as required, resulting in Party A taking the initiative to handle it, Party A has the right to deduct all losses directly from the payment based on the authoritative judgment of Party A. If Party B has objections to Party A’s judgment, Party A and Party B may jointly invite an authoritative third party to analyze and determine the responsibility. The ultimate loss shall be borne by the responsible party. If it cannot be determined that it is a problem of Party A, Party B shall bear the responsibility.

2. Party B promises that when the fan is shut down due to Party B’s product failure, the replacement of large parts must be completed within 3 days (except for force majeure factors, such as rainstorm, typhoon, etc.), the unit operation must be resumed and grid connection conditions must be met. If Party B fails to complete the repair or replacement within this deadline, Party A has the right to demand that Party B bear all the direct costs and indirect losses from the day after the expiration of 3 days. When the unit fails to recover for more than 3 days, Party A will calculate the loss of power generation and initiate a claim against Party B; When the fault recovery of the unit does not exceed 3 days, Party A will initiate a claim against Party B based on the claim for power generation loss by the owner of Party A. The calculation method for power generation loss is: the total amount of power generation loss during a fault shutdown period × Unit price of electricity (the total amount of power generation loss is based on the same period of power generation of adjacent units in the wind farm where the faulty unit is located, and the unit price of electricity is based on the market electricity price at the time of the fault).

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3. All losses and expenses caused by Party B’s product quality issues and delayed cooperation shall be borne by Party B. If Party B fails to provide spare parts in a timely manner within the required period specified in Article 10.2, Article 13.1 shall apply as a penalty.

4. If the equipment and personnel damage is caused by the work errors of Party B’s personnel and the failure of Party B’s personnel to comply with the relevant regulations of Party A and Party A’s owners, Party B shall bear the corresponding compensation responsibility. The relevant losses shall be directly deducted from Party B’s payment after being analyzed or identified by Party A.

5. For all faults that occur on site, if Party A provides feedback to Party B, but Party B refuses to cooperate in handling them, Party A will Take proactive measures according to the needs of the wind farm. All direct expenses and corresponding indirect losses incurred by Party A will be directly deducted from the contract payment. The other rights exercised by Party A against Party B in accordance with the provisions of the contract shall not be affected. For the faults that occur, the responsible party shall ultimately bear the losses. All losses and expenses caused by Party B’s product quality issues and delayed cooperation, as well as any losses caused by the expansion of the problem, shall be borne by Party B. The cause of the malfunction is ultimately determined by the appraisal agency or judicial authority, and the responsible party shall bear the responsibility.

6. If it is not the responsibility of Party B outside the warranty period, Party B agrees to charge Party A a service fee of 80 yuan/person/hour, which includes all expenses except for material fees (excluding special machinery and equipment lifting and sea transportation costs). Under normal circumstances, the working hours per day are 8 hours, without holidays. At the request of Party A and with the consent of Party B, the working hours can be extended according to on-site needs. The final settlement shall be based on the actual service time of Party B at the location designated by Party A.

10.5	After Party B has resolved the feedback issues from Party A on site, a written report shall be formed and submitted to the on-site project leader of Party A for signature and confirmation. Both parties shall keep one copy.

10.6	On site installation services

1. Both parties agree that Party B shall be responsible for on-site installation of components for service. Party B shall arrange qualified and sufficient service personnel to arrive at the designated site within 48 hours after receiving the service requirements from Party A.

2. Party B shall strictly organize construction in accordance with the on-site construction specifications of Party A to ensure the quality of the project.

3. If the losses caused by Party B’s failure to provide on-site installation services as agreed in the contract or the inability of personnel and tools to meet on-site needs are borne by Party B.

11.	Quality requirements

11.1	In order to ensure that the products and services provided to Party A meet the end customers and comply with relevant industry and regulatory requirements, Party B shall ensure that its management system meets the general requirements of the industry. Party B shall pass at least one suitable management system certification, such as ISO9001, IATF16949, etc.

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11.2	The products provided by Party B must be original, brand new, unused (including components), fully comply with the quality inspection standards of the original factory, national quality inspection standards, as well as the quality specifications and performance requirements specified in this contract, and meet the operational requirements of the wind farm. Party B guarantees that its products, after proper installation, normal operation, and maintenance, shall have the performance required by Party A’s contract within their service life. Party B shall be liable for breach of contract and compensation for any defects or malfunctions caused by equipment defects, including but not limited to design defects, manufacturing and assembly defects, instructions and warnings, as well as other hidden defects or defects caused by material and process issues. Party B shall ensure that the products provided to Party A at least meet the requirements of the technical documents and acceptance standards agreed by both parties, and there are no Product defect. Product defect include but are not limited to design defects, manufacturing and assembly defects, indications and warnings, and other hidden defects or defects caused by material and process problems. Party B shall deliver the products to Party A in accordance with the technical agreements (M00000 10351, M00000 11682, M00000 12519, M00000 17410, M00000 22923) in Annex 1 “Product Price List” of this contract. If there is a change in the technical agreement during the performance of this contract, the latest signed technical agreement between the two parties shall prevail. At the same time, without the permission of Party A, Party B shall not provide any technical information, photos, videos or audio related to the product to any third party.

11.3	If there is a dispute regarding national standards, industry standards, Party B’s product standards, and the technical agreement between both parties regarding the products delivered by Party B, Party B’s products shall meet the highest standard among the aforementioned standards. If the national standards, industry standards, Party B’s product standards, and the standards of the technical agreement between both parties have unclear provisions on quality defects, and Party B’s products pose unreasonable risks to personal and property safety (including the products provided by Party B), including but not limited to batch problems, major quality problems, and serious quality problems. Regardless of whether Party B’s products are within the warranty period, Party B shall not only bear the responsibilities stipulated in this contract, but also, Party A has the right to request Party B to rectify at its own expense the remaining components of the same type provided by Party B that have not malfunctioned. If Party B fails to fulfill the obligation of rectification, Party A has the right to rectify on its own and claim compensation from Party B. Both parties confirm that such rectification actions are necessary risk measures to prevent potential expansion of losses, and are not based on whether such components directly pose such risks.

11.4	Before signing this contract, Party A has clearly informed Party B that the products delivered by Party B are for the production of wind turbines by Party A. After assembly, the products will be applied to the wind farm of Party A’s owner. Party B hereby confirms that they have fully understood and understood the direction of Party A The above usage purposes and relevant performance requirements of the purchased products shall be met, and the products delivered shall be fully compatible with other components of the wind turbine produced by Party A, and can meet the operating environment of the wind turbine and wind farm.

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11.5	The technical and quality departments of Party A have the right to review the type test equipment and personnel qualifications of Party B. Party B shall provide a type test report for the supplied products issued by a nationally recognized or approved inspection department with type test qualifications. An updated type test report shall be provided before the expiration of the type test report or before any product changes occur. If Party B is unable to provide a valid type test report issued by an inspection department with type test qualifications, Party A may submit Party B’s products to an inspection department with national authoritative qualification for type testing or an inspection department recognized by both parties for type testing. The relevant expenses incurred shall be borne by Party B, and Party A may directly deduct them from the payment made to Party B. If Party B submits false or non compliant type test reports, inspection records, or audit materials in accordance with relevant laws and regulations, Party A has the right to unilaterally terminate the contract based on the actual situation and adverse consequences.

11.6	Party B shall upgrade the product software to Party A free of charge during the service life, and the software settings of Party B’s product shall not affect the normal operation of the fan.

11.7	Party B shall unconditionally provide certification technical support and related documents such as high and low voltage crossing, GL certification, TUV certification, CE certification, etc. in accordance with the requirements of the technical agreement.

11.8	The design life of the wind turbine generator set shall be calculated from the date of acceptance and operation of the wind turbine. During the design life, if the products of Party B cannot fully meet the safety, reliable operation or performance specified in the contract due to reasons not discovered by Party B’s design, materials, manufacturing processes, etc. during the warranty period, they shall not be limited by the warranty period. Party B shall conduct a cause analysis and provide an analysis report, and Party A shall determine the responsibility. If both parties cannot reach an agreement, a third party shall analyze and define the responsibilities. The third-party expenses shall be advanced by Party B, and after the responsibility is defined, the expenses shall be borne by the responsible party.

11.9	Party B shall effectively implement product batch traceability management, and Party A shall at any time discover that the contract equipment is caused by Party B’s reasons There are defects, including but not limited to design defects, manufacturing and assembly defects, as well as defects in instructions and warnings, as well as other hidden defects or defects caused by material, process issues, etc. Party A shall notify Party B as soon as possible, and Party B shall provide the risk batch range and written solutions to eliminate this defect to Party A within 7 days after receiving the notice. After obtaining written confirmation from Party A, Party B shall follow up on the implementation in the next batch of products to achieve the elimination of defects in such contract equipment.

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12.	Inspection and quality issue handling

12.1	The inspection of Party B’s goods by Party A is divided into warehouse inspection (i.e. inspection of materials in B’s inventory) (appearance defect inspection), warranty period inspection, and product design life cycle inspection. Quality problems discovered during each period shall be handled in accordance with Article 11 of this contract.

12.2	Warehousing inspection and quality issue handling

1. Warehousing inspection (appearance defect inspection): Upon receiving the goods from Party B, Party A shall conduct an acceptance of the quantity, appearance, model, specifications, and the contracted secondary supplier brand of Party B’s products. Both parties confirm that Party A only conducts a preliminary acceptance of the products delivered by Party B during the warehousing inspection process, and this preliminary acceptance cannot be used to determine the quality of the products delivered by Party B The final basis, that is, the qualified acceptance of the products by Party A during the warehousing inspection, shall not exempt Party B from the corresponding product quality assurance responsibilities that should be fulfilled according to the contract during the warranty period, nor shall it be deemed that the products delivered by Party B are of qualified quality and meet the procurement requirements stipulated in this contract;

2. During the warehousing inspection process, if Party A discovers any appearance defects in Party B’s products, Party A shall notify Party B in writing of the quality problems found during the inspection. Party B shall be responsible for repairing, replacing, remaking, returning, reducing the price (concession acceptance), and other corresponding measures for the quality defects until they are recognized by Party A’s quality inspection department;

3. If Party B fails to meet the requirements of Party A after repairing the problems found during the warehouse inspection by Party A, or fails to carry out the repair due to time constraints, or fails to meet the requirements of Party A through repair, Party B shall apply in writing and jointly review the quality, technology, and procurement departments of Party A. If Party A believes that although the aforementioned quality problems do not meet the quality requirements of Party A, they may not have an impact on the quality of the wind turbine generator unit during actual use, After Party B provides a written quality commitment letter and the original, if Party A chooses to accept it under concession, Party A shall formally notify Party B in writing. Concession acceptance does not mean that both parties have made changes to the quality standards of the contract, nor does it relieve Party B of its quality responsibility for the product. For each concession acceptance, Party A may add 1% of the total contract price or a warranty deposit of the value of the compromised goods (whichever is higher). If Party A discovers during the actual process of receiving goods under concession that they cannot be used normally or will affect the quality of the wind turbine generator unit, Party A has the right to request Party B to return the goods;

4. For the secondary suppliers specified in the technical agreement to be developed and confirmed by Party A, and those beyond their scope, they must strictly follow the process to apply for confirmation from Party A and obtain approval before use. If Party B discovers during the warehousing inspection of Party A that the provided products include secondary suppliers that are not within the scope of the contract and have not been declared to Party A in advance. For each concession acceptance, both parties shall agree on a reasonable discount, and Party A may add 1% of the total contract price or a warranty deposit of the original contract value of the compromised goods (whichever is higher). If Party A discovers during the actual process of receiving goods under concession that they cannot be used normally or will affect the quality of the wind turbine generator unit, Party A has the right to request Party B to return the goods; If Party B changes the key secondary supplier without authorization, Party B shall promise to be responsible for the lifelong warranty caused thereby and bear all losses and expenses caused thereby.

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5. Party B applies for concession acceptance, and Party A arranges personnel for on-site preliminary review. If the initial review opinion of Party A is inconsistent with the final opinion, the final review opinion shall prevail. If Party A does not agree to accept the concession, Party A shall notify Party B in writing of rejection, and Party B shall retrieve it at its own expense within the specified period. The risk of damage or loss of goods shall be borne by Party B from the date of delivery of the notice. If Party B fails to retrieve the goods within the deadline, Party A has the right to charge a daily occupancy fee of one thousandth of the unit price of the goods.

12.3	Quality assurance period inspection and quality issue handling

1. Warranty period acceptance: refers to the inspection of Party B’s products by Party A and Party A’s owners during the warranty period, after Party B’s products have entered the warranty period (i.e., after Party A has qualified or concessionally accepted Party B’s products through warehouse inspection).

2. If there are any quality issues with the products of Party B during the warranty period, Party A has the right to choose to require Party B to bear any handling mode such as repair, replacement, or individual case/full return (including all products of the same model supplied by Party B under other contracts), and all expenses incurred as a result shall be borne by Party B; If Party A chooses to return the goods, Party B must unconditionally accept the return and refund the payment already made by Party A within 15 days of receiving written notice from Party A, and charge a delayed performance interest of 1 ‰ per day from the date of overdue refund. Regardless of the method chosen by Party A to resolve (return/exchange, repair, etc.), if any losses are caused to Party A due to quality issues with Party B’s products, Party A has the right to demand full compensation from Party B.

3. If there are quality issues with Party B’s products during the warranty period, the warranty period of all products of the same model (not limited to the products provided under this contract) supplied by Party B to Party A shall be interrupted/recalculated from the date of Party A’s written notice. Depending on both parties. Agree on a solution in writing, with the warranty period restored or recalculated.

4. For products that have been replaced or repaired during the warranty period, the warranty period will be recalculated as 60 months from the date of acceptance of the replacement or repair.

12.4	Product Design Life Cycle Inspection and Quality Problem Handling

1. Product design life cycle acceptance: refers to the acceptance of the actual performance and quality of the product, which is carried out by Party A during the product design life cycle.

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2. The design life of the wind turbine generator unit shall be calculated from the date when the wind turbine enters the warranty period. Within the design life, including but not limited to, if the products of Party B cannot fully meet the safety, reliable operation or performance specified in the contract due to reasons not discovered by Party B’s design, materials, manufacturing processes, etc. during the warranty period, Party B shall be responsible for timely and free maintenance and replacement, and shall not be limited by the warranty period; If Party B fails to provide corresponding products or services as notified by Party A, Party A has the right to demand Party B to compensate Party A for losses in accordance with Article 12.6.

3. Party A shall provide written feedback to Party B regarding quality issues that occur during the product design life. After receiving written feedback from Party A, Party B shall promptly respond and handle the quality, technical handling, and service requirements proposed by Party A in writing within the time and requirements specified by Party A, and provide cause analysis and corrective and preventive measures. Any losses arising from this shall be borne by Party B.

12.5	General handling methods for quality issues

Regardless of whether Party B’s products are found to have quality issues at any stage, in addition to handling them according to the provisions of the specific stages mentioned above, Party B shall also comply with the provisions of this clause.

1. If any quality issues or operation occur during the assembly or use of wind turbines by Party A or Party A’s owners When an abnormality occurs, if it is determined by the quality inspection department of Party A that the product supplied by Party B has quality problems or does not match with other parts of Party A’s wind turbine generator unit, Party A has the right to request in writing that Party B provide a product quality analysis report and explain the specific reasons for the quality problem within 7 days. Party B shall reply in writing within days after the written notice from Party A. If Party B fails to reply within the time limit, it shall be deemed that Party B agrees with the inspection conclusion issued by the quality inspection department of Party A, and Party B shall bear the relevant product quality responsibility according to the requirements of Party A.

2. Even if the products delivered by Party B meet the technical agreement signed by both parties, ① if the products delivered by Party B are unable to match other components of the wind turbine generator unit produced by Party A, such as electromagnetic interference, host vibration, etc; ② Unable to meet the on-site environment of wind turbines, including but not limited to on-site temperature, humidity, wind speed, salt spray, etc.; ③ Unable to meet the expected performance requirements; It shall still be deemed that Party B’s products have quality issues.

3. If Party B disagrees with Party A’s inspection conclusion in writing within 7 days, Party B shall, within 30 days of receiving Party A’s written notice, entrust any third-party appraisal institution with corresponding appraisal capabilities in the list of appraisal institutions stipulated in this clause to issue a valid appraisal conclusion, and fully prove that Party B’s goods fully comply with the procurement requirements stipulated in this contract It is completely compatible with other supporting parts of the wind turbine generator produced by Party A and can operate normally in the on-site environment required by Party A. Otherwise, it cannot be exempted from liability. If Party B is unable to fulfill the burden of proof under this article, Party B shall compensate Party A in full for the losses in accordance with Article 12.6, and Party A has the right to directly deduct them from the payment. List of certification bodies: SGS, Bureau Veritas, CCIC, and If its subsidiary in China, Beijing Jianheng Certification Center Co., Ltd. (CGC), is unable to accept the commission, both parties shall negotiate and determine separately.

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4. If Party B fails to entrust a third party for appraisal within 30 days after receiving written notice from Party A, Party A has the right to independently entrust any appraisal institution in the list for appraisal, which shall be deemed as joint entrustment of appraisal by both parties. Both parties acknowledge the appraisal report made by the appraisal institution. The appraisal fee shall be temporarily deducted from the accounts payable by Party A to Party B and ultimately borne by the responsible party.

5. Batch quality issue: During the entire process from the delivery of Party B’s products to the end of the service life of the wind turbine generator unit, if one of the following situations occurs, it shall be deemed that Party B’s products are unqualified in batch: ① Party A discovers during the warehousing inspection process that Party B has the same quality issue during the execution of the contract and the previous year’s contract process, with a quantity of 3 or more units; ② B Due to quality issues in the same wind farm, there are 3 or more similar products with a failure rate of 10% (whichever is lower)

The calculation method for the rate is the number of product failures in the same project/the number of products supplied in the same project, which triggers the comprehensive recall obligation of Party B’s products in Article 10.3 (13) of this contract.

6. Major quality issues: ① Due to the non-compliance of Party B’s product quality with the provisions of this contract and technical agreement, or the existence of His problem resulted in the component being only resolved through lifting and replacement; Or other components are damaged or scrapped due to quality issues with Party B’s products; Or the unit using Party B’s product may experience accidents due to quality issues with Party B’s product, such as the wind turbine generator unit falling or partially falling, or the wind turbine generator unit or partially burning, etc.; ② Due to the quality of Party B’s products not meeting the provisions of this contract and technical agreement, or other issues, leading to significant and destructive failures in the assembly base; The occurrence of problems that pose a direct or indirect safety threat to equipment and personnel or result in production factory shutdown for more than 5 days; Damage or loss of function of other critical components caused during assembly or debugging.

7. If Party A discovers any quality issues with the products delivered by Party B during the warranty period and Party B fails to handle them, the warranty shall be suspended until Party B eliminates the quality issues and obtains written confirmation from Party A before continuing to calculate the warranty period.

8. Serious quality issues: ① Due to the quality of Party B’s products not meeting the provisions of this contract and technical agreement, or other issues Problems that result in the loss or partial loss of the main function of the fan, requiring replacement with a crane, or causing irreparable damage or damage to other critical components; ② Due to the quality of Party B’s products not complying with the provisions of this contract and technical agreement or other issues, other key components can be repaired during the assembly or debugging process, or the production factory is shut down for more than 3 days due to 5 days or more, and the components themselves are severely damaged or the main function is lost.

9. General quality issues: problems other than batch, major, and serious quality issues mentioned above.

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10. If Party B encounters major quality issues, batch quality issues, ineffective improvements, and delayed services that trigger issues such as notification, rectification, and rectification, Party A has the right to execute additional quality assurance deposit based on the actual impact, and the additional amount shall be temporarily deducted from Party B’s current payable payment.

11. Party A shall evaluate the performance of the supplier based on the comprehensive quality performance of Party B, and Party A has the right to evaluate the supplier’s quality performance based on the supplier’s quality performance Adjust the order share of suppliers of the same type of components based on the quality of the evaluation.

12.6	Mass Loss

The losses incurred by Party A due to Party B’s quality issues in this contract include but are not limited to the following aspects:

1. Inspection fee: includes the testing and inspection conducted by a third-party agency entrusted by Party A, and the scope of inspection includes the products that have quality issues with Party B, as well as other products of the same model when Party B’s products are judged to have batch problems;

2. Stop production and work delay fee: Party A’s stop production and work delay fee shall not be less than 5000 yuan/day;

3. Material cost: including the material cost of Party B’s product itself arising from the maintenance of Party B’s products, the price difference between Party A’s use of other suppliers to replace Party B’s products, and the cost of materials replaced due to the quality problems of Party B’s products that are not damaged by Party B’s products. All material loss costs shall be subject to the Bill of costs of materials finally issued by Party A;

4. Labor cost: If the quality problem of Party B causes labor loss for Party A’s base personnel, Party A’s base personnel shall calculate the labor cost and bear the loss cost; When the quality issue of Party B causes the loss of working hours for the personnel of Party A’s wind farm, if Party B sends personnel to the wind farm to handle the fault, both Party A and Party B shall sign a list of working hours loss for Party A’s personnel on site. According to the list, Party A shall calculate the working hours loss, and the loss cost shall be borne by Party B; If Party B fails to go to the wind farm to handle the fault and entrusts Party A’s wind farm personnel to handle it, Party A shall directly calculate the loss of working hours, and the cost of the loss shall be borne by Party B. The cost of lost working hours in the factory is 80 yuan/ The standard calculation for people per hour is based on 100 yuan/person per hour for on-site labor costs in onshore factories, while the standard calculation for on-site labor costs in offshore factories is based on 100 yuan/person per hour The on-site labor cost is calculated at the standard of 200 yuan/person · hour.

5. Hoisting cost: In order to repair the quality problem of Party B, it is necessary to use a crane to hoist relevant components or component assemblies, including the cost of crane entry and hoisting operation;

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6. Transportation cost: including the transportation cost of transporting Party B’s problematic products from the wind farm back to Party A’s base, as well as the transportation cost of Party A transporting repaired or replaced components to the wind farm.

7. Owners’ Claims: Claims made by Party A’s owners against Party A due to quality issues with Party B, including claims for power generation loss, as well as the cost of requiring a third-party cleaning company to clean Party A’s other products due to quality issues with Party B;

8. Due to quality issues with Party B, the owner of Party A has requested the replacement of all Party B’s products in the project, resulting in the above-mentioned inspection fees, material costs, lifting costs, transportation costs, production stoppage and work delay costs, and owner claims.

9. When Party B encounters quality problems and Party B is unable or refuses to lock in suspicious batches or ranges of similar problems, Party A shall ensure the safe operation of the unit by removing all products of the same model from the shelves and replacing them with the above-mentioned inspection fees, material fees, lifting fees, transportation fees, and owner claims.

10. All compensation liabilities arising from any accidents caused by Party B’s products, resulting in personal injury or death.

11. Rights protection fees: including Court costs/arbitration fees, appraisal fees, attorney fees, notarization fees, travel expenses, Legal hold fees, Legal hold guarantee fees, etc.

12. Oil pollution cleaning: The oil pollution caused by the quality issues of Party B’s products shall be handled by Party B. If Party B fails to handle it, Party A has the right to handle it on its own or entrust a third party, and the expenses incurred shall be borne by Party B.

13. Management fee: 10% of the total loss caused by Party A’s handling of Party B’s issues;

14. Other losses and reasonable expenses not listed in this clause but actually incurred by Party A.

13.	Breach of contract and compensation

13.1	If the delivery of Party B’s products is delayed (including the delivery of unqualified products due to defects or other reasons), resulting in Party A’s shutdown losses, Party B shall pay a penalty of 0.5% of the delayed delivery payment to Party A every day starting from the day after the expiration of the delivery period or the agreed delivery date. If it is not enough to compensate Party A for the losses, Party A has the right to demand Party B to compensate based on the facts. Party A’s losses include but are not limited to: a. The cost of production suspension and work delay shall not be less than 10000 yuan/day; b. The price difference of goods purchased separately by Party A from other selected suppliers in the list; c. Owners’ liability for breach of contract compensation, etc.

If Party B’s delay in delivery exceeds 15 days, Party A has the right to issue a termination notice to Party B. The contract and/or order shall be terminated from the date of Party A’s issuance of the notice, and Party B shall compensate Party A for the corresponding losses as agreed in the preceding paragraph.

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13.2	If the quality problems described in Article 12.5 (5) occur in the products of Party B, Party B shall compensate Party A for all losses. Each time the aforementioned quality problems occur, Party A shall add a quality deposit of 5% of the total contract value, and the quality deposit shall not exceed 20% of the total contract amount at most; If the additional quality guarantee deposit reaches 20% of the contract amount (including the original quality guarantee amount before the addition), Party A has the right to request Party B to return all of its products, and all losses arising from the return shall be borne by Party B.

13.3	If the quality problems described in Article 12.5, paragraphs 5, 6, and 8 occur in the products of Party B, regardless of whether the products are under warranty or not, Party A has the right to choose: ① For the products that have been delivered by Party B to Party A for use, Party B must take necessary measures such as free maintenance and replacement to meet the requirements of Party A and Party A’s owners, and all expenses incurred thereby shall be borne by Party B; ② Party A has the right to request the return of all products delivered by Party B to Party B, and Party B must refund the full payment to Party A according to the original price of the products purchased by Party A; For the remaining unfulfilled contract goods, Party B voluntarily waives the right to claim delivery and payment from Party A for the unfulfilled goods. Both parties agree to terminate the performance of the relevant contracts and orders in full. If any losses are caused to Party A as a result (including but not limited to: price differences in purchasing matching products from other selected suppliers and other expenses incurred as a result, liability for breach of contract compensation to Party A’s owners, and expenses incurred for returns), Party B shall be responsible for compensation.

13.4	If there are any quality issues with Party B’s products or Party B fails to provide after-sales service in a timely manner, Party A has the right to immediately and completely stop payment (including all orders under this year’s framework contract and all expired or unexpired payments under other year’s framework contracts) before both parties reach a consensus on a solution to the quality issues. If Party A has placed an order but has not picked up the goods, Party A has the right to stop picking up the goods, and Party B shall bear the losses caused by material preparation and preparation for delivery on its own. After the notice to stop payment or delivery is issued, Party B shall still actively respond to quality or after-sales issues and provide appropriate solutions. If the aforementioned quality or after-sales issues have not been properly resolved within a reasonable period of time, Party A has the right to unilaterally terminate the contract and demand that Party B bear the responsibility for breach of contract and compensation for damages.

13.5	Party A is a global professional enterprise in smart energy, with high reputation and brand value. Party B’s product is Party A’s smart energy Once significant quality issues or batch quality issues occur in important components of the equipment, it will inevitably have a serious adverse impact on the market reputation of Party A. In addition to compensating Party A for all losses incurred as a result (including direct and indirect losses), Party B shall also compensate Party A for market goodwill losses at a rate of 1.5 to 2 times the actual losses incurred by Party A.

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If Party B’s products encounter significant quality issues as stipulated in this contract, resulting in Party A’s customers/their affiliated parties requiring Party A to replace Party B’s products used in other units (regardless of whether there are quality issues with the products), it shall be deemed that Party A’s goodwill is reduced due to damage to Party B’s products, thereby reducing customer trust. All losses caused by the replacement shall be borne by Party B.

13.6	If Party B fails to provide after-sales service in a timely manner as stipulated in Article 9 of this contract, Party A has the right to entrust a third party to provide solutions All expenses incurred (no less than the standard of 100 yuan/person/hour for onshore wind farms and 200 yuan/person/hour for offshore wind farms) shall be borne by Party B or directly deducted from Party B’s payment, and any shortfall shall be borne by Party B based on the actual situation.

13.7	If there are quality issues with the products delivered by Party B to Party A, resulting in any losses suffered by Party A, Party A has the right to claim compensation from Party B Make a written claim. If Party B has objections to the claim issued by Party A, they must raise their objections within 5 working days, otherwise it shall be deemed that Party B accepts Party A’s claim.

14.	Contract Change, Effectiveness, and Miscellaneous

14.1	This contract shall come into effect after being signed and stamped with the official seal/contract special seal by the legal representatives or authorized representatives of both parties (authorized in writing by the legal representative).

14.2	The attachments to this contract are an integral part of the contract and have the same legal effect as this contract.

14.3	This contract is made in quintuplicate, with Party A holding three copies and Party B holding two copies, all of which have the same legal effect.

14.4	During the execution of the contract, if there are objective needs, Party A and Party B may, based on the actual situation and through mutual consultation, make changes or modifications to the contract terms and sign a written supplementary agreement as an attachment to the contract. The supplementary agreement shall have priority in its effectiveness.

14.5	Party B agrees that Party A may transfer some or all of its rights and obligations under this contract to its affiliated enterprises at any time, but shall notify Party B in writing. The transfer of such rights and obligations shall take effect from the date of receiving the written transfer notice from Party A. After the transfer, Party B only forms a contractual relationship with Party A’s affiliated enterprises.

14.6	Without the written consent of Party A, Party B shall not partially or completely transfer its contractual obligations and rights, otherwise Party A has the right to terminate the contract in accordance with the law.

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14.7	If the background environment of the contract signed by both parties changes, technological progress or industry market competition environment changes, or the prices of raw materials for products are significantly reduced, Party A has the right to negotiate with Party B to adjust the original contract price based on such changes; If both parties fail to reach an agreement through negotiation, Party A has the right to unilaterally terminate this contract and provide Party B with a 30 day delivery date for the completed goods. The goods that have passed the acceptance inspection by Party A according to Article 11 of this contract during the delivery period shall still be settled at the original price, and any other losses shall be borne by Party B.

14.8	After this procurement contract takes effect, the framework procurement contract originally numbered [CG2021-101693-151] will automatically terminate. The undelivered and delivered products in the orders under this contract shall be executed in accordance with the terms of this procurement contract, including but not limited to all contract terms such as supplier quality system management, after-sales service, quality requirements, inspection and quality problem handling, breach of contract and compensation, and quality agreement, The product price shall be subject to the “Annex 1 Product Price List” of this framework procurement contract.

14.9	Before the signing of this contract, both Party A and Party B have signed a framework procurement contract. If both parties agree on the previous year in a certain annual contract (Termination of the contract), both parties hereby clarify that the true meaning of this agreement refers to the settlement of all orders that were not fulfilled in the previous year using the product prices in the framework contract for the next year.

15.	Termination and Termination of Contract

15.1	This contract may be terminated by mutual agreement between Party A and Party B.

15.2	If Party B fails to deliver the goods on time according to the order and does not obtain Party A’s permission, Party A has the right to unilaterally terminate the contract.

15.3	If Party B intends to adjust the supply price, Party B must obtain written consent from Party A 60 days in advance, otherwise Party A has the right to unilaterally terminate this contract.

15.4	If there are batch quality issues or hidden dangers in Party B’s products, Party B fails to provide qualified products, services, or effective corrective measures, or fails to properly handle the quality issues, or Party B does not recall the products, Party A has the right to unilaterally terminate this contract.

15.5	If this contract is terminated prematurely, the provisions regarding the warranty terms and equipment design service life of the contract shall still be valid.

16.	Force Majeure

16.1	When either party A or B is unable to execute the contract due to force majeure, the term of the performance contract shall be automatically extended, and the extended period shall be equivalent to the remaining time for contract performance when force majeure occurs. Force majeure events are unforeseeable by both parties at the time of signing the contract, and their occurrence and consequences are unavoidable and insurmountable, such as wars, serious fires, floods, typhoons, earthquakes, infectious disease epidemics, and government actions.

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16.2	The party suffering from force majeure shall immediately notify the other party by telegram, fax or telex after the occurrence of the force majeure event, and send the certificate issued by the relevant authority confirming the occurrence of the force majeure event to the other party for review and confirmation by Express mail or registered mail within fourteen (14) days after the occurrence of the event. At the same time, the party experiencing force majeure has the obligation to take effective measures to mitigate or eliminate the impact of force majeure. Once the impact of a force majeure event continues for more than 30 days, both parties shall reach an agreement on further implementation of the contract within a reasonable time through friendly negotiation.

17.	Dispute resolution

Any disputes arising from the performance of the contract shall be resolved through friendly consultation between both parties; If the negotiation fails, either party shall file a lawsuit with the competent people’s court in the place where Party A has its domicile. Party B confirms that the subsidiaries, branches, and affiliated enterprises controlled by Party A are based on orders authorized by Party A, and only Party A is the sole subject to handle civil litigation.

Prior to the resolution of the dispute, except for some clauses related to the disputed matter, both parties shall continue to fulfill other clauses stipulated in this contract, and both parties shall continue to fulfill other obligations stipulated in the contract.

18.	Attachment 1 Product Price List

19.	Attachment 2 Product Breakdown Quotation

20.	Attachment 3 Random Spare Parts List

21.	Attachment 4 Quality Agreement

Party A: Mingyang Smart Energy Group Co., Ltd	Party B: Guangzhou Leizig Electro-Mechanical Co., Ltd

Unified Credit Code: 91442000789438199M	Unified Credit Code: 91440101689313364P

Address: No. 22 Torch Road, Torch High tech Industrial Development Zone, Zhongshan City, Guangdong Province	Address: Leizig Industrial Zone, No. 383, Jiangren 3rd Road, Renhe Town, Baiyun District, Guangzhou

Postal Code: 528437	Postal Code:

Contact person:	Contact person: Qiu Yunfei

Tel:	Tel:

Fax: 0760-88588305	Fax:

Email:	Email:

Bank of Deposit:	Bank of Deposit:

Account number:	Account number:

Tax number:	Tax number:

Authorized agent (seal): Mingyang Smart Energy Group Co., Ltd	Authorized agent (seal): Guangzhou Leizig Electro-Mechanical Co., Ltd

Signed on: MM/DD/YY	Signed on: 08/31/2021

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Annex 1: Product Price List

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Annex 2: Product Breakdown Quotation List

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Annex 3: List of Random Spare Parts

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Annex 4: Quality Agreement

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